Exhibit 99.1

American Spectrum Realty Reports 2011 Year End Results

HOUSTON--(BUSINESS WIRE)--March 30, 2012--American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the year ended December 31, 2011.

Rental revenue for the year ended December 31, 2011 increased by $20.0 million, or 44%, in comparison to the year ended December 31, 2010. The increase in rental revenue was primarily due to the consolidation of variable interest entities (“VIE”), which resulted in additional rental revenues of approximately $23.1 million. Rental revenue for properties owned other than through VIE’s decreased by approximately $3.1 million. This decrease was primarily due to a decrease in weight average occupancy. The decrease was also attributable to a decline in rental rates.

Third party management and leasing revenue increased by approximately $0.2 million for the year ended December 31, 2011 when compared to the year ended December 31, 2010. The increase was principally due to an increase in third party leasing commissions and transaction fees.

Property operating expenses increased by approximately $4.5 million, or 24%, in comparison to the year ended December 31, 2011. The increase was primarily due to the consolidation of VIE’s, which accounted for an increase of approximately $8.3 million. Property operating expenses for properties owned other than through VIE’s decreased by approximately $3.8 million. This decrease was in large part attributable to a decrease in utilities and repair and maintenance costs. The decrease was also due to a decrease in personnel costs and property taxes.

Net loss from continuing operations for the year ended December 31, 2011 increased by approximately $3.3 million, or 23%, when compared to the year ended December 31, 2010.

Net income attributable to common stockholders for the year ended December 31, 2011 was $3.8 million, or $1.32 per share, compared to net loss of $8.3 million, or $2.76 per share for the year ended December 31, 2010. The net income for the year ended December 31, 2011 included income from discontinued operations of $17.3 million, compared to a loss from discontinued operations of $0.8 million for the year ended December 31, 2010.

The Company’s Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $2.1 million for the year ended December 31, 2011 compared to $(4.1) million for the year ended December 31, 2010. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net income (loss) attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the years ended December 31, 2011 and 2010 (in thousands):

	Year Ended December 31,
	2011	2010
Net income (loss) attributable to the Company	$3,999	$(8,037)
Depreciation and amortization from discontinued operations	1,921	4,878
Gain on sale of discontinued operations attributable to the Company	(17,129)	(4,315)
Deferred income tax expense (benefit)	2,115	(5,108)
Depreciation and amortization attributable to the Company’s owned properties	11,203	8,456
FFO	$2,109	$(4,126)

The increase in FFO for the year ended December 31, 2011 comparison to the year ended December 31, 2010 was primarily due to a gain recognized on litigation settlement.

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self-storage, retail properties, and multi-family properties throughout the United States. The company has been publicly traded since 2001. American Spectrum Realty Management, LLC is a wholly-owned subsidiary of the Company’s operating partnership that manages and leases all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

ASRM provides first-class management and leasing services for over 95 office, industrial, retail, self-storage, and multi-family properties, totaling over 11 million square feet in 18 states.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)

	Year Ended
	December 31,
	2011	2010

REVENUES:
Rental revenue	$65,146	$45,185
Third party management and leasing revenue	3,859	3,692
Interest income	345	324
Total revenues	69,350	49,201

EXPENSES:
Property operating expense	22,789	18,337
Corporate general and adminstrative	11,916	9,659
Depreciation and amortization	29,189	18,937
Interest expense	27,096	17,754
Impairment of real estate assets	4,485	3,387
Total expenses	95,475	68,074

OTHER INCOME:
Gain on litigation settlement	4,076	-
Other income	485	-
Total other income	4,561	-

Loss from continuing operation before deferred income tax benefit	(21,564)	(18,873)

Deferred income tax benefit	4,035	4,661

Loss from continuing operations	(17,529)	(14,212)

Discontinued operations:
Loss from operations	(2,553)	(5,546)
Gain on sale and foreclosure of discontinued operations	26,016	4,315
Income tax (expense) benefit	(6,150)	447
Income (loss) from discontinued operations	17,313	(784)

Net Loss, including non-controlling interests	(216)	(14,996)

Plus: Net income attributable to non-controlling interests	4,215	6,959

Net Income (Loss) attributable to American Spectrum Realty, Inc.	3,999	(8,037)

Less: Preferred stock dividend	(240)	(240)

Net Income (Loss) attributable to American Spectrum Realty, Inc. common stockholders	$3,759	$(8,277)

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc. common stockholders	($1.79)	$(2.66)
Income (Loss) from discontinued operations attributable to American Spectrum Realty, Inc. common stockholders	3.11	(0.10)
Net Income (Loss) attributable to American Spectrum Realty, Inc. common stockholders	$1.32	$(2.76)

Basic and diluted weighted average shares used	3,008,836	2,916,836

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(5,605)	$(7,998)
Income (Loss) from discontinuing operations	9,364	(279)
Net Income (Loss)	$3,759	$(8,277)

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO